Exhibit 99.1

Supernus Announces Issuance of Fourth US Patent

Protecting Oxtellar XR®

Rockville, MD, September 4, 2014 — Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a specialty pharmaceutical company, today announced the issuance of a fourth patent (number 8,821,930) by the United States Patent and Trademark Office (USPTO) covering Oxtellar XR®, its novel once-daily extended-release oxcarbazepine product. The patent was issued by the USPTO on September 2, 2014. It provides protection for the product with expiration that is no earlier than April 13, 2027.

“With this issuance, Oxtellar XR® is protected through four issued U.S. patents,” said Jack A. Khattar, President and CEO of Supernus. “As we continue to grow the market for our once daily products, expanding our intellectual property franchise is of the utmost importance to ensure the sustainability and competitive advantage of our product portfolio.”

Supernus has several additional patent applications for extended-release oxcarbazepine and extended-release topiramate pending in other geographic regions.

About Oxtellar XR®

Oxtellar XR® is a novel, oral, once-daily extended release formulation of oxcarbazepine for the treatment of epilepsy. It is an antiepileptic drug indicated for adjunctive therapy in the treatment of partial seizures in adults and in children 6 to 17 years of age. The product is available in 150 mg, 300 mg and 600 mg extended-release tablets.

For full prescribing and safety information, click here.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR® (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the potential of Oxtellar XR® and our once-daily products and intellectual property protection.  Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, risks regarding the Company’s ability to commercialize the product successfully, whether physicians will prescribe and patients will use the product, and competition in the market.  For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s Annual Report on Form 10-K that was filed with the United States Securities and Exchange Commission on March 21, 2014 under the caption “Risk Factors”.  Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

Company Contacts:

Jack Khattar, President & CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591

Or

Investor Contact:

Cockrell Group

Rich Cockrell

Tel: 877-889-1972

investorrelations@thecockrellgroup.com

cockrellgroup.com